EXHIBIT 10.2

DE LAGE LANDEN FINANCIAL SERVICES, INC.

Schedule to Loan and Security Agreement
(Revolving Credit Loan and Floorplan Loan)

Borrower:	EMTEC INC. (Delaware Corporation)

EMTEC INC. (New Jersey Corporation)

EMTEC VIASUB LLC (Delaware Limited Liability Company)

WESTWOOD COMPUTER CORPORATION (New Jersey Corporation)

Address:	11 Diamond Road
Springfield, NJ 07081

Federal Tax ID#:	87-0273300 (Emtec Delaware)
22-3386933 (Emtec NJ)
68-0614277 (Emtec Viasub)
22-1913563 (Westwood)

Date:	December 7, 2006

This Schedule forms an integral part of the Loan and Security Agreement between the above Borrower and De Lage Landen Financial Services, Inc. dated the above date, and all references herein and therein to “this Agreement” shall be deemed to refer to said Agreement and to this Schedule.

If more than one Person is named as the “Borrower” above, or hereafter becomes a “Borrower” hereunder by means of a joinder, amendment or other modification hereto, then all references herein to “Borrower” shall be deemed to be a joint and several reference to each and every such Borrower entity and/or to any such Borrower entity as the context shall require. The liability of all such Borrower entities for the Loans and other Obligations shall be joint and several as further provided for in Section 9.29 of the Agreement.

DEFINITIONS (SECTION 1):

               “Base Rate” means the rate of interest published in the “Money Rates” section of The Wall Street Journal as the “Prime Rate.” If The Wall Street Journal listing of “Money Rates” is discontinued or substantially altered, DLL may, in its Permitted Discretion, choose another index of annual interest rates for nonconsumer loans; in such event, the substitute index shall be considered the Base Rate, although it may be necessary for DLL adjust the number of percentage points above or below the Base Rate charged under Section 2.6 of this Schedule below so that the rate of interest under the substitute index shall be substantially equivalent to the rate of interest under the prior index.

               “Borrowing Base Certificate” has the meaning set forth in Section 9.1(b)(a) of this Schedule.

               “Eligible Inventory” NOT APPLICABLE. Notwithstanding anything to the contrary set forth in the Agreement, no Loans shall be advanced to Borrower based on any Inventory other than Floorplan Loans relating to Floorplan Inventory of Borrower as further described herein.

               “Eligible Receivables” means Receivables of Borrower arising in the ordinary course of Borrower's business from the sale of goods or rendition of services by Borrower, which DLL, in its Permitted Discretion, shall deem eligible based on such commercially reasonable considerations as DLL may from time to time deem appropriate. Without limiting the foregoing, no Receivable of Borrower shall qualify as an Eligible Receivable if (i) the Account Debtor has failed to pay the Receivable within a period ending as of the earlier of ninety (90) days after invoice date or sixty (60) days after original due date, provided that, in the case of Receivables on which the Account Debtor is the United States federal government or a department or agency thereof, then from October 1st of each year through March 31st of the following year, no such Receivable shall be deemed to be ineligible due solely to the provisions of this clause (i) unless such Receivable remains unpaid more than one hundred twenty (120) days after invoice date or ninety (90) days after original due date; (ii) the Account Debtor has failed to pay more than the percentage specified below (“Cross-Age Percentage”) of all outstanding Receivables owed by it to Borrower within a period ending as of the earlier of ninety (90) days after invoice date or sixty (60) days after original due date (or, if applicable under the proviso to the preceding clause (i), within the earlier of one hundred twenty (120) days after invoice date or ninety (90) days after original due date), provided that, for purposes of this clause (ii), each department or agency of the United States federal government shall be treated as a separate Account Debtor; (iii) the Account Debtor is an Affiliate of Borrower (including, if applicable, any account owing from one Borrower entity to another Borrower entity); (iv) Borrower is not the lawful and unconditional owner of the Receivable; (v) the goods relating thereto are placed on consignment, guaranteed sale, “bill and hold,” “COD” or other terms pursuant to which payment by the Account Debtor may be conditional; (vi) the Account Debtor is not located in the United States or Canada, unless the Receivable is supported by a letter of credit, credit insurance, or other form of guaranty or security, in each case in form and substance satisfactory to DLL; (vii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the provisions of the Federal Assignment of Claims Act has been complied with, provided that, notwithstanding the foregoing, no such Receivable shall be deemed to be ineligible solely due to the provisions of this clause (vii) unless such Receivable arises out of a single invoice for an amount of $5,000,000 or more provided that, notwithstanding anything to the contrary contained in the foregoing, no Receivable that would otherwise be subject to this clause (vii) which was in existence on the Closing Date shall be deemed to be ineligible solely due to a failure of Borrower to comply with the provisions of this clause (vii) with respect to any such Receivable existing as of the Closing Date; (viii) Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower; (ix) the Account Debtor's total obligations to Borrower exceed the percentage specified below (“Concentration Limit”) of all Eligible Receivables, to the extent of such excess, provided that, for purposes of this clause (ii), each department or agency of the United States federal government shall be treated as a separate Account Debtor; (x) the Account Debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (xi) the amount thereof consists of late charges or finance charges, to the extent of such late charges or finance charges; (xii) the amount thereof consists of a credit balance more than ninety (90) days after invoice date (or, if applicable under the proviso to the clause (i) of this definition above, within the earlier of one hundred twenty (120) days after invoice date), to the extent of such credit balance; (xiii) such Receivable arises from the sale of goods and the face amount thereof exceeds the amount specified below (“Proof of Shipment Threshold”), unless evidence of shipment of the goods relating thereto satisfactory to DLL in its Permitted Discretion is provided by Borrower to DLL; (xiv) the invoice constitutes a progress billing on a project not yet completed, except that the final billing at such time as the matter has been completed and delivered to the customer may be deemed an Eligible Receivable, provided that, notwithstanding anything to the contrary, invoiced progress billings that are not the final billing on a completed matter shall not be deemed to be ineligible solely due to the provisions of this clause (xiv) to the extent that the total amount of such invoiced progress billings described in this proviso do not exceed ten percent (10%) of the total amount of Eligible Receivables of Borrower as of the applicable date of determination; (xv) the amount thereof is not yet represented by an invoice or bill issued in the name of the applicable Account Debtor; (xvi) the Receivable represents a “pre-billed” amount for services not yet provided; or (xvii) the Account Debtor on the Receivable is an individual.

(ii)	Cross-Age Percentage	50%

(ix)	Concentration Limit	25%.

(xiii)	Proof of Shipment Threshold	$2,000,000

               If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder, the Cross-Age Percentage and Concentration Limit are to be calculated on a consolidated basis for all Borrower entities. Without contradicting or limiting the generality of the first sentence of this definition, DLL may from time to time, acting in its Permitted Discretion, elect to waive or adjust the requirements of the specific terms of any of clauses (i) through (xvi) above (specifically including without limitation clauses (ii) and (ix)) with respect to any particular Receivable and/or Account Debtor, and in particular DLL may from time to time acting in its Permitted Discretion elect to increase the concentration limit provided for in clause (ix) above with respect to any particular Account Debtor and/or any particular Receivable of such Account Debtor, but further provided that, (x) DLL may at any time in its Permitted Discretion revoke its decision to waive or adjust any such requirements with respect to any such particular Receivable and/or Account Debtor and thereafter strictly apply the requirements of clauses (i) through (xvi) to such Receivable and/or Account Debtor and (y) no such waiver or adjustment granted by DLL with respect to any particular Receivable and/or Account Debtor at any time or from time to time shall create a course of dealing or course of conduct binding upon DLL or create any other expectation or obligation for DLL to maintain such waiver or adjustment or grant any similar waiver or adjustment at that time or in the future with respect to such Receivable and/or Account Debtor or any similar Receivable and/or Account Debtor. In order to permit DLL to measure compliance with this Agreement, specifically including the details of the provisions hereof regarding Eligible Receivables, upon request of DLL, all reports delivered by Borrower regarding Borrower’s Receivables, including Borrower’s Borrowing Base Certificates and monthly accounts receivable agings, shall include information regarding the actual federal departments and agencies placing the orders for all purchase orders/invoices payable by Defense Finance & Accounting Services but only if (1) such information is readily available to Borrower and (2) the disclosure of such information by Borrower is not prohibited or otherwise restricted by applicable law or by the terms of any contract or purchase order relating to any such Receivable (it being understood that if such information is not readily available or cannot be disclosed to Borrower with respect to any Receivable pursuant to the foregoing, this fact may affect DLL’s determination as to whether such Receivable shall be an Eligible Receivable hereunder). For the avoidance of doubt, notwithstanding the amount of the Proof of Shipment Threshold set forth above, DLL shall be entitled when conducting its field examinations and audits of Borrower and the Collateral to request copies of and verify the proof of shipment as to any invoice regardless of its size consistent with reasonable audit protocols.

               “Emtec Parent” means Emtec, Inc., the Delaware corporation.

               “Examination Fee” has the meaning set forth in Section 2.6 of this Schedule.

               “Excess Availability” means, at a particular date, mean an amount equal to (a) the Revolving Credit Borrowing Base Amount plus the Floorplan Borrowing Base Amount minus (b) the sum of (i) the outstanding principal amount of all Loans plus (ii) fees and expenses for which Borrower is liable under the Loan Agreement but which have not been paid.

               “Excess Revolver Availability” means, at a particular date, mean an amount equal to (a) the Revolving Credit Borrowing Base Amount minus (b) the sum of (i) the outstanding principal amount of all Revolving Credit Loans plus (ii) all amounts due and owing to Borrower's and its Subsidiaries’ trade creditors which are outstanding beyond normal trade terms (such trade terms not to exceed 30 days) plus (iii) fees and expenses for which Borrower is liable under the Loan Agreement but which have not been paid.

               “Floorplan Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

               “Floorplan Loans” has the meaning set forth in Section 2.2 of this Schedule.

               “Letter of Credit” has the meaning set forth in Section 2.4 of this Schedule.

               “Loan Year” means each twelve month period commencing on the Closing Date.

               “Maximum Floorplan Amount” has the meaning set forth in Section 2.2 of this Schedule.

               “Refinancing Floorplan Loan” has the meaning set forth in Section 2.2 of this Schedule.

               “Revolving Credit Borrowing Base Amount” has the meaning set forth in Section 2.2 of this Schedule.

               “Revolving Credit Limit” has the meaning set forth in Section 2.2 of this Schedule.

               “Revolving Credit Loans” has the meaning set forth in Section 2.2 of this Schedule.

               “RMA Credits” means credit memoranda for return merchandise authorizations issued by Vendors of Floorplanned Inventory which are within forty-five (45) days of their issuance date.

TOTAL FACILITY (SECTION 2.1):

Thirty-Two Million Dollars ($32,000,000)

LOANS (SECTION 2.2):

Revolving Credit Loans: A revolving line of credit consisting of loans made to Borrower against Borrower's Eligible Receivables and against Borrower's Eligible Inventory (collectively, the “Revolving Credit Loans”) in an aggregate outstanding principal amount not to exceed the lesser of (a) or (b) below (the “Revolving Credit Borrowing Base Amount”), subject to the overall credit limit specified in this Section 2.2 below:

(a) Thirty-Two Million Dollars ($32,000,000) (the “Revolving Credit Limit”), less any Loan Reserves, or

(b) the sum of:

(i)	an amount equal to eighty-five percent (85%) of the net amount of Eligible Receivables; less

(ii)	any Loan Reserves.

DLL acting in its Permitted Discretion shall have the right at all times and from time to time (i) to establish, increase or decrease Loan Reserves against the Revolving Credit Borrowing Base Amount as provided for in the definition of Loan Reserves and/or as otherwise provided for in the Agreement and/or (ii) to reduce the advance rates under the Revolving Credit Borrowing Base Amount with respect to Eligible Receivables or restore such advance rates at any level equal to or below the advance rates set forth above and/or (iii) (without limiting the generality of the first sentence of the definition of Eligible Receivables impose additional restrictions (or eliminate the same) for or tighten or make more restrictive any standards of eligibility set forth in the definition of Eligible Receivables.

The revolving line of credit described in the foregoing is a committed line of credit, and DLL shall be obligated upon Borrower’s request from time to time, so long as no Event of Default or event which, with the giving of notice or passage of time or both, would constitute an Event of Default shall have occurred and remain outstanding at the time of such request, to make Revolving Credit Loans to Borrower as described above, subject to all of the limitations set forth above and the other provisions of this Agreement, including without limitation the provisions of Section 4.2 of the Agreement.

Floorplan Loans: A floorplan line of credit consisting of loans made to Borrower against Floorplanned Inventory (“Floorplan Loans”) of Borrower in an aggregate principal amount not to exceed at any time Thirty-Two Million Dollars ($32,000,000) (“Maximum Floorplan Amount”) less the amount of any outstanding approvals given by DLL to any Vendor of Floorplanned Inventory. No individual Floorplan Loan shall exceed one hundred percent (100%) of the Vendor’s invoice price for the applicable Floorplanned Inventory financed through such Floorplan Loan (the aggregate of all such amounts for all Floorplanned Inventory at any time, the “Floorplan Borrowing Base Amount”).

On the Closing Date, DLL shall, at the request of Borrower, make a Floorplan Loan pursuant to Sections 2.2 and 2.4 to refinance and pay in full all “floorplan loans” previously advanced to Borrower by its prior lender, GE Commercial Distribution Finance Corporation, to finance the purchase of inventory by Borrower from Vendors with whom DLL has appropriate repurchase agreements (the “Refinancing Floorplan Loan”), which shall not exceed one hundred percent (100%) of the aggregate invoice prices for all such previously financed Floorplan Inventory. Such Refinancing Floorplan Loan shall have a maturity and repayment date (subject to clauses (i), (ii) and (iii) of Section 2.10(a) of the Agreement) of forty-five (45) days after the date of funding thereof, subject to any applicable commonized due date established by DLL that is applicable to such Refinancing Floorplan Loan. Notwithstanding anything to the contrary contained in the foregoing, at the request of Borrower but subject to all of the other applicable terms and conditions of this Agreement, DLL may instead make a Revolving Credit Loan to refinance and pay in full all such previous “floorplan loans” from the prior lender, and in such a case, any such Revolving Credit Loan shall be made on the same terms and conditions applicable to any other Revolving Credit Loan and shall not be subject to or governed by any special provisions of this Agreement relating to any possible “Refinancing Floorplan Loan”.

Overall Credit Limit: Subject to Section 9.11 of the Agreement, in no event may the sum of the Revolving Credit Loans and Floorplan Loans (including outstanding approvals) exceed the Total Facility. and no Revolving Credit Loan or Floorplan Loan shall be made if, after giving effect to such Revolving Credit Loan or Floorplan Loan, the provisions of this sentence would be violated. If notwithstanding the forgoing at any time the sum of the aggregate outstanding principal amount of all Revolving Credit Loans and Floorplan Loans does exceed the Total Facility, such excess (which shall be an Obligation secured by the Collateral) shall be treated as an Overloan subject to all the provisions of Section 2.3 of this Agreement and any other provisions of this Agreement dealing Overloans.

LETTERS OF CREDIT (SECTION 2.4):
[RESERVED]

INTEREST AND FEES (SECTION 2.6):

Interest Rate:

Revolving Interest Rate. Borrower shall pay DLL interest on the daily outstanding balance of Borrower's Revolving Credit Loans at a per annum rate of the Base Rate minus one-half of one percent (0.50%) (subject to the provisions of Section 2.7 of the Agreement regarding default rates).

Floorplan Credit Line Interest. No Floorplan Loan shall accrue interest until and unless any portion of such Floorplan Loan shall remain outstanding after the Due Date on each such specific Floorplan Loan as established under Section 2.10(a) of the Agreement, provided that, notwithstanding the foregoing, any Floorplan Loan that DLL elects to make that is not subsidized by the Vendor shall begin to accrue interest immediately upon the date any such specific non-subsidized Floorplan Loan is made and shall continue to so accrue interest until the Due Date thereon at the rate agreed to by DLL (acting in its Permitted Discretion) and Borrower in connection with each such specific non-subsidized Floorplan Loan as evidenced by the transaction statement provided to Borrower by DLL in connection with each such specific non-subsidized Floorplan Loan, all as provided for in Section 2.6(b) of the Agreement. Interest on any outstanding amount of any specific Floorplan Loan not repaid in full on or prior to the applicable Due Date for such Floorplan Loan (subject to any extension of such Due Date for such Floorplan Loan as provided for in Section 2.10(a)), including any Refinancing Floorplan Loan, shall accrue at a per annum rate of two and one-half percent (2.50%) in excess of the Base Rate.

Refinancing Floorplan Loan. Notwithstanding anything to the contrary set forth above or anywhere else in this Agreement, if DLL shall make any Refinancing Floorplan Loan at the request of Borrower as provided for in Section 2.2 of this Schedule above. Borrower shall pay to DLL a one-time refinancing loan fee in an amount equal to the amount of the Refinancing Floorplan Loan funded on the Closing Date multiplied by a per annum rate of the Base Rate minus one-half of one percent (0.50%) calculated for a period equal to forty-five (45) after the date of funding thereof as described in Section 2.2 above (the “Refinancing Floorplan Loan Financing Fee”). This Refinancing Floorplan Loan Financing Fee shall be due and payable in advance and fully-earned and non-refundable on the Closing Date. If any Event of Default shall occur and be continuing at on any date prior to the initial maturity and repayment date for such Refinancing Floorplan Loan as established under Section 2.2 above, Borrower shall pay to DLL an additional default financing fee with respect to the Refinancing Floorplan Loan equal to the amount of the Refinancing Floorplan Loan outstanding on such date multiplied by a per annum rate of three percent (3.00%) calculated for each such day prior to the initial maturity and repayment date for such Refinancing Floorplan Loan on which an Event of Default shall exist, and such default financing fee shall be due and payable and fully-earned and non-refundable upon demand.

Floating Rate. In all applications, unless a fixed interest rate is specified, the interest rate chargeable hereunder shall be increased or decreased as the case may be, without notice or demand of any kind, upon each change in the Base Rate with each such change effective immediately as of the date of such change. In all applications unless specified otherwise, interest charges and all other fees and charges shall be computed on the basis of a year of 360 days and actual days elapsed

Interest Payment Dates. All interest accrued and owing on any and all Revolving Credit Loans shall be due and payable to DLL in arrears on the first Business Day of each month. All interest accruing from time to time with respect to any Floorplan Loan shall be payable upon demand of DLL, or if not sooner demanded by DLL, upon the next regularly scheduled interest payment date for interest on the Revolving Credit Loans as specified in the preceding sentence.

Amount of Fees:

Examination Fee. Borrower shall pay DLL an examination fee equal to Seven Hundred Fifty Dollars ($750) per day per field examiner, plus all out-of-pocket costs and expenses incurred by each such field examiner for each field examination and/or audit conducted by DLL regarding Borrower and its Collateral (the “Examination Fee”), which shall be deemed fully earned and non-refundable as of the end of each such day of each such field examination and/or audit and shall be due and payable on demand ,provided that, unless an Event of Default has occurred and remains outstanding, (i) Borrower shall not be liable for any Examination Fee in excess of Two Thousand Two Hundred Fifty

($2,250) with respect to any particular field examination and audit and (ii) Borrower shall not be liable for any Examination Fee with respect to more than four (4) such field examinations and audits in any year, but provided further that Borrower acknowledges that the foregoing limitations shall not apply with respect to any field examination or audit conducted by DLL at any time when an Event of Default has occurred and remains outstanding. Borrower acknowledges and agrees that DLL shall conduct such field examinations and audits at least quarterly. Notwithstanding anything to the contrary contained in the foregoing but subject to the other terms in the Agreement, nothing shall limit DLL’s (and its agents’ or auditors’) rights of access upon reasonable notice and at reasonable times (except that no such notice shall be required at any time after the occurrence and during the continuance of an Event of Default) at any time to Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and to Borrower’s business locations and the Collateral as provided for under Section 9.1(a) of the Agreement or the number of field examinations and/or audits with respect to Borrower and its Collateral that DLL (and its agents or auditors) may conduct at DLL’s own expense from time to time or to limit DLL’s rights to determine the appropriate scope of any field examination or audit or the number of field examiners DLL may send to conduct any field examination or audit.

COLLECTION DAYS (SECTION 2.10(e)):

Collection Days for Purposes of Calculating Availability:	Same day as receipt of payment.

Collection Days for Purposes of Calculating Interest:	One (1) day after receipt of
payment.]

INSURANCE (SECTION 3.4):

General Business Liability Insurance required in the amount of Two Million Dollars ($2,000,000).

          Property Casualty Insurance required in the aggregate amount for all locations of Six Million Dollars ($6,000,000). but, to the extent that inventory levels of Borrower exceed Six Million Dollars ($6,000,000) (on a consistent basis), the insurance shall be increased to amounts sufficient to cover the higher inventory levels.

CONDITIONS OF CLOSING (SECTION 4.1):

The obligation of DLL to make the initial advance is subject to the fulfillment of each of the following conditions (as determined by DLL and its counsel in the exercise of their reasonable business judgment) in addition to the conditions set forth in Sections 2.1 and 2.2 above and in Section 4.1 of the Agreement, subject to any applicable Post Closing Conditions and Covenants set forth under the heading “Additional Provisions and Covenants” below. All documents and agreements to be provided below must be in form and substance and have terms and conditions satisfactory to DLL and their counsel in their reasonable business judgment.

1. Landlord Waivers with respect to the following locations of Borrower:

11 Diamond Road, Springfield, NJ 07081

500 Satellite Boulevard, Suwanee, GA 30024

7843 Bayberry Road, Jacksonville, FL 32256

2.	Payoff and termination of existing credit facilities and liens and related payoff letters as follows:

Delivery by Borrower to DLL of an executed payoff letter from GE Commercial Distribution Finance Corporation addressed to Borrower and DLL which shall include, without limitation, provisions stating that upon receipt of a payoff amount specified in such payoff letter, all obligations of Borrower to such lender will have been paid in full and that upon such lender’s receipt of such payoff amount, any and all liens and security interests held by such lender in any property or assets of Borrower shall automatically be released terminated and Borrower and/or DLL shall be authorized to terminate any UCC-1 financing statements filed by such lender against Borrower.

3.	Subordination/Intercreditor Agreements of existing credit facilities and existing liens and security interests that will continue as Indebtedness permitted under Section 2.2.11 and Permitted Encumbrances as follows:

Delivery by Borrower of an executed Subordination Agreement among Borrower, DLL and MRA Systems, Inc. d/b/a GE Access (“MRA/GE Access”) providing for the subordination of any and all liens and security interests now or hereafter held by MRA/GE Access in the property or assets of Borrower (other than security interests in favor of MRA/GE Access with respect to Borrower’s inventory and the cash and insurance proceeds thereof and with respect to uninvoiced “End User Payments” relating to Sum Microsystems Support Service Maintenance Contracts) to the liens and security interests on the property and assets of Borrower granted to DLL to secure the Obligations on terms and conditions acceptable to DLL in its sole discretion.

4.	Payoff and/or subordination of existing insider/affiliate Indebtedness as follows:

(a) Delivery by Borrower to DLL of evidence that all Indebtedness owing to the following insider/affiliate creditors has been paid in full, including an acknowledgement executed by each such creditor either acknowledging that all such Indebtedness has been paid in full or that upon receipt of a sum stated in such acknowledgement on or before a date specified in such acknowledgement, all such Indebtedness will be paid in full:

Indebtedness owing to Michael John Grabel pursuant to that certain 5% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Megan Patricia Grabel pursuant to that certain 5% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Mary Margaret Grabel pursuant to that certain 5% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Keith R. Grabel pursuant to that certain 5% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Michael John Grabel pursuant to that certain 8% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Megan Patricia Grabel pursuant to that certain 8% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Mary Margaret Grabel pursuant to that certain 8% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

Indebtedness owing to Keith R. Grabel pursuant to that certain 8% Junior Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation.

(b)                Delivery by Borrower to DLL of an executed Subordination Agreement from each of the following affiliated creditors providing for the subordination to the Obligations by each such creditor of the Indebtedness now or hereafter payable to such creditor by Borrower, which such Subordination Agreements shall, inter alia, permit regularly scheduled payments of principal and interest and other obligations with respect to the Indebtedness owing to each such creditor to be paid by Borrower absent the occurrence and continuance of an Event of Default:

Darr Westwood LLC
(such Subordination Agreement shall expressly include subordination of the Indebtedness owing pursuant to that certain Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation (as successor by merger to Darr Westwood Acquisition Corporation) and that certain 8% Promissory Note dated August 5, 2005 issued by Emtec Viasub LLC (as successor by merger to Darr Westwood Technology Corporation)).

Four Kings Management LLC
(such Subordination Agreement shall expressly include subordination of the Indebtedness owing pursuant to that certain Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation (as successor by merger to Darr Westwood Acquisition Corporation)).

5.	Establishment of Lockbox, Blocked Accounts and/or Dominion Accounts as follows:

Execution of new Blocked Account Agreement among DLL, Borrower and PNC Bank re the existing PNC Bank Lockbox for Emtec, Inc. (the New Jersey corporation) as more fully provided for in Section 2.10(c) of the Agreement. Also, delivery of a letter executed by GE Commercial Distribution Finance Corporation addressed to Borrower and PNC Bank regarding the immediate termination of the existing Blocked Account Agreement among GE Commercial Distribution Finance Corporation, Borrower and PNC Bank with respect to such existing PNC Bank Lockbox and of all rights of GE Commercial Distribution Finance Corporation under such existing Blocked Account Agreement and/or with respect to such existing lockbox.

Execution of new Blocked Account Agreement among DLL, Borrower and Wachovia Bank re the existing Wachovia Bank Lockbox for Emtec, Inc. (the New Jersey corporation) as more fully provided for in Section 2.10(c) of the Agreement. Also, delivery of a letter executed by GE Commercial Distribution Finance Corporation addressed to Borrower and Wachovia Bank regarding the immediate termination of the existing Blocked Account Agreement among GE Commercial Distribution Finance Corporation, Borrower and Wachovia Bank with respect to such existing Wachovia Bank Lockbox and of all rights of GE Commercial Distribution Finance Corporation under such existing Blocked Account Agreement and/or with respect to such existing lockbox.

6.	Execution and delivery by Borrower and each bank at which Borrower maintains any Deposit Accounts other than the Blocked Accounts and/or Dominion Accounts described in item #5 above, including without limitation Wachovia Bank, of a Deposit Account Assignment and Control Agreement acceptable to DLL in its sole discretion which shall provide DLL with “control” (as defined in the Code) with respect to each such Deposit Account.

7.	Execution and delivery by each of Emtec Parent and Emtec Viasub LLC of a Collateral Pledge Agreement pursuant to which each such Borrower entity shall pledge and grant a security interest in favor of DLL in all of the equity interests of its Subsidiaries to secure the Obligations of Borrower owing to DLL.

8.	Delivery by Borrower to DLL of a Borrowing Base Certificate dated as of the Closing Date, which shall demonstrate that Borrower shall have Minimum Excess Availability on the Closing Date of at least Five Million Dollars ($5,000,000).

Borrower shall cause the conditions precedent set forth in Section 4.1 of this Agreement and set forth above in this Schedule to be satisfied, and shall provide evidence to DLL that all such conditions precedent have been satisfied, on or before the Closing Date.

REPRESENTATIONS (SECTION 5):

FOR ALL BORROWERS:

Permitted Encumbrances (Sections 1.1 and 5.8):	Lien in favor of Wachovia Bank, National
Association in Borrower’s deposit account
#2000018630716 and up to $150,000 of cash
collateral on deposit therein to secure
Borrower’s obligations in connection with that
certain standby letter of credit #SM215639W
issued by Wachovia for the account of Borrower
to beneficiary Vandergrand Properties Co., L.P.
in the face amount of $150,000 (or any similar
letter of credit issued in the same face amount to
such beneficiary in replacement of or
substitution for this specified letter of credit)

Liens in favor of MRA Systems, Inc. (d/b/a GE
Access) in the assets of Emtec, Inc. (the New
Jersey corporation) as described in and
contemplated by the MRA Intercreditor
Agreement, but only so long as such MRA
Intercreditor Agreement shall remain in full
force and effect among the parties thereto.

Liens on and/or collateral assignments of key
executive life insurance policies obtained by
Borrower insuring the life of Keith Grabel in
favor of Darr Westwood LLC to secure the
obligations owing to Darr Westwood LLC from
Westwood Computer Corporation under that
certain Subordinated Note in the amount of
$750,000 dated April 16, 2004 issued by
Westwood Computer Corporation to Darr
Westwood LLC as necessary to satisfy any
requirement to provide such security contained
in such Subordinated Note.

Liens on and/or collateral assignments of key
executive life insurance policies obtained by
Borrower insuring the life of Keith Grabel in

favor of Four Kings Management LLC to secure
the obligations owing to Four Kings
Management LLC from Westwood Computer
Corporation under that certain Subordinated
Note in the amount of $750,000 dated April 16,
2004 issued by Westwood Computer
Corporation to Four Kings Management LLC as
necessary to satisfy any requirement to provide
such security contained in such Subordinated
Note.

Liens in favor of Susquehanna Patriot
Commercial Leasing Company, Inc. covering
the equipment specified in the UCC-1.

Judgment Lien in favor the State of New Jersey
for $2,692.31.

Liens in favor of Pinnacle Business Systems,
Inc. covering the equipment specified in the
UCC-1

Liens in favor of Susquehanna Patriot
Commercial Leasing Company, Inc covering 1-
Used 1999 TCM Propane Powered Forklift,
Model FCG28T7T.

Liens in favor of Pinnacle Business Systems,
Inc. covering various products such as software
and rack monitors.

FOR EACH INDIVIDUAL BORROWER:

SEE ATTACHED EXHIBIT A

AFFIRMATIVE COVENANTS (SECTION 6.1):

Government Receivables (Section 6.1.12): Borrower shall provide notice to DLL of and use its commercially reasonable efforts to comply with the Federal Assignment of Claims Act with respect to each Receivable of Borrower that arises out of a single invoice for an amount of $5,000,000 or more provided that, notwithstanding anything to the contrary contained in the foregoing, Borrower shall not be required to comply with the Federal Assignment of Claims Act (although Borrower shall comply with the notice provisions of this Section 6.1.12) with respect to any Receivable that would otherwise be subject to this Section 6.1.12 which was in existence on the Closing Date. For the avoidance of doubt, while the failure of Borrower to comply with the Federal Assignment of Claims Act with respect to any Receivable meeting the criteria under the foregoing sentence shall not be a violation of this covenant so long as Borrower has provided notice to DLL of such Receivable and used its commercially reasonable efforts to comply with the Federal Assignment of Claims Act with respect to such Receivable, no such Receivable shall be an “Eligible Receivable” for any purpose under this Agreement unless the provisions of the Federal Assignment of Claims Act have actually been complied with as to such Receivable as required by clause (vii) of the definition of “Eligible Receivables”.

Financial Covenants (Section 6.1.13):

All calculations relating the financial covenants specified below shall be done on a consolidated basis for Borrower and its Consolidated Subsidiaries. If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder by means of a joinder, amendment or other modification hereto, then all financial covenants are to be calculated on a consolidated basis for all Borrower entities and their respective Consolidated Subsidiaries taken together as a whole and all references to “Borrower” in the financial covenants set forth below or in any defined terms used in such covenants shall be deemed to be references to all Borrower entities and their respective Consolidated Subsidiaries on a consolidated basis.

Positive Annual Net Income. Borrower shall maintain a positive net income as determined in accordance with GAAP for each fiscal year of Borrower beginning with Borrower’s fiscal year ending August 31, 2007.

Minimum Excess Revolver Availability. Borrower shall maintain at all times a Minimum Excess Availability of at least $5,000,000 tested in connection with each delivery of a Borrowing Base Certificate by Borrower., provided that, subject to the provisions of the immediately following exception clause, notwithstanding anything to the contrary contained in this Agreement, and without limiting or contradicting any of the provisions of Sections 2.3 or 7.2, if at any time Borrower shall fail to be in compliance with this Minimum Excess Availability covenant, Borrower shall, upon DLL’s demand, immediately repay the Loans in the amount necessary to bring Borrower back into compliance with this covenant, except that, (i) if at any time Borrower shall have a Minimum Excess Availability of less than $5,000,000 but equal to or more than $4,000,000, Borrower shall have a cure period of not more than ten (10) Business Days to cure such Default by either demonstrating that it has a Minimum Excess Availability of at least $5,000,000 (including by delivery of a new Borrowing Base Certificate showing such a Minimum Excess Availability) and/or repaying the Loans in the amount necessary to create a Minimum Excess Availability of at least $5,000,000, (ii) if at any time Borrower shall have a Minimum Excess Availability of less $4,000,000 but equal to or more than $3,000,000, Borrower shall have a cure period of not more than five (5) Business Days to cure such Default by either demonstrating that it has a Minimum Excess Availability of at least $5,000,000 (including by delivery of a new Borrowing Base Certificate showing such a Minimum Excess Availability) and/or repaying the Loans in the amount necessary to create a Minimum Excess Availability of at least $5,000,000 and (3) for the avoidance of doubt, if at any time Borrower shall have a Minimum Excess Availability of less than $3,000,000, Borrower shall have no cure rights with respect to this covenant and an immediate and automatic Event of Default shall be deemed to have occurred consistent with the other provisions of this paragraph and Section 7.1(b) of the Agreement.

Credit Memoranda (Sections 3.6 and 6.1.14): Ten (10) Business Days.

Additional Covenants (Section 6.1.15):

Westwood Federal Services, LLC as Inactive Subsidiary. Borrower represents and warrants that as of the Closing Date, Westwood Federal Services, LLC (“Westwood Services”), a wholly-owned Subsidiary of Borrower entity Emtec, Inc. (the Delaware corporation), has no significant or material assets and does not conduct any business. From and after the Closing Date, Borrower shall not permit Westwood Services to own or acquire any significant assets or to conduct any business, and, without limiting the generality of any other provisions of this Agreement (specifically including without limitation Section 6.2.2, 6.2.1 and 6.2.12), no Borrower entity shall make any intercompany loans or capital contributions or otherwise transfer any assets of any kind (including sales or transfers of inventory) to or engage in any other transactions of any kind with Westwood Services without the prior written consent of DLL.

Insider/Affiliated Indebtedness. Borrower represents and warrants that as of the Closing Date, and after giving effect to the payments required under item 4(a) of Section 4.1 of this Schedule above, the only Indebtedness for borrowed money owing by any Borrower entity to any Affiliate, shareholder (or former shareholder), employee (or former employee), officer (or former officer) or director (or former director) of any Borrower entity, or any relative of any of the foregoing, is as follows:

Indebtedness owing to Darr Westwood LLC pursuant to that certain Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation (as successor by merger to Darr Westwood Acquisition Corporation).

Indebtedness owing to Darr Westwood LLC pursuant to that certain 8% Promissory Note dated August 5, 2005 issued by Emtec Viasub LLC (as successor by merger to Darr Westwood Technology Corporation).

Indebtedness owing to Four Kings Management LLC pursuant to that certain Subordinated Note dated April 16, 2004 issued by Westwood Computer Corporation (as successor by merger to Darr Westwood Acquisition Corporation).

Indebtedness owing to Joyce Tischler pursuant to that certain Separation Agreement dated April 16, 2004 between Joyce Tischler and Westwood Computer Corporation.

Without limiting the generality of Section 6.2.11 of this Agreement, from and after the Closing Date, Borrower shall not incur any additional Indebtedness for borrowed money from any Affiliate, shareholder (or former shareholder), employee (or former employee), officer (or former officer) or director (or former director) of any Borrower entity, or any relative of any of the foregoing, unless such Indebtedness is incurred as Subordinated Debt with the specific prior written consent of DLL. However, notwithstanding anything to the contrary contained in the foregoing or otherwise provided for in this Agreement, DLL agrees that:

                                                   (a)           it shall consent to and approve of the issuance by Borrower to either or both of Keith Grabel or Mary Margaret Grabel of one or more promissory note(s) in an aggregate amount not to exceed $1,600,000 as payment in respect of the compensation owing to either or both of Keith Grabel or Mary Margaret Grabel as employees and/or officers of Borrower pursuant to that certain Employment Agreement dated as of April 16, 2004 between Westwood Computer Corporation and Keith Grabel and/or that certain Employment Agreement dated as of April 16, 2004 between Westwood Computer Corporation and Mary Margaret Grabel (as applicable) (each such agreement, a “Grabel Employment Agreement”) so long as (i) any and all such promissory note(s) are issued within six (6) months of the Closing Date, (ii) the interest under any such promissory note(s) shall be payable monthly and shall accrue at a rate of no more than five percent (5.00%) per annum, (iii) the principal under any such promissory note shall be payable in equal monthly principal installments commencing in the first full calendar month following the issuance thereof according to a straight line/equal principal payment amortization schedule with a final monthly installment and maturity date during April 2009, (iv) no such promissory note shall provide for the payment of additional obligations or payments (including any type of revenue sharing payments) (excluding customary provisions for the payment by Borrower of costs and expenses of the holders of such notes and/or of indemnities in favor of such holders), (v) all other terms and provisions of such promissory note(s) and any related note or loan documents shall otherwise be reasonably acceptable to DLL in its Permitted Discretion, (vi) the Indebtedness under each such promissory note(s) shall be Subordinated Debt subject to, and each or both of Keith Grabel and/or Mary Margaret Grabel (as applicable) shall execute in favor of DLL, a Subordination Agreement reasonably acceptable to DLL in its Permitted Discretion, provided that, DLL shall agree in any such Subordination Agreement to permit the payment by Borrower of regularly scheduled payments of principal and interest as provided for under each such promissory note absent the occurrence and continuance of an Event of Default, and (vii) each such promissory note shall bear a legend reasonably acceptable to DLL in its Permitted Discretion indicating that such promissory note is subject to the subordination agreement in favor of DLL described in the foregoing clause (vi); and

                                                  (b)           it shall consent to and approve of the issuance by Borrower to DARR Global Holdings, Inc. (“DARR Global”) of a promissory note in an amount not to exceed $875,000 as payment in full of all past, current and future obligations of Westwood Computer Corporation to DARR Global under that certain Management Services Agreement dated as of April 16, 2004 between Westwood Computer Corporation and DARR Global (the “DARR Management Agreement”) so long as (i) such promissory note is issued within six (6) months of the Closing Date, (ii) the interest under any such promissory note shall be payable monthly and shall accrue at a rate of no more than five percent (5.00%) per annum, (iii) the principal under any such promissory note shall payable in equal monthly principal installments commencing in the first full calendar month following the issuance thereof according to a straight line/equal principal payment amortization schedule with a final monthly installment and maturity date during April 2009, (iv) no such promissory note shall provide for the payment of additional obligations or payments (including any type of revenue sharing payments) (excluding customary provisions for the payment by Borrower of costs and expenses of the holders of such notes and/or of indemnities in favor of such holders), (v) all other terms and provisions of such promissory note(s) and any related note or loan documents shall otherwise be reasonably acceptable to DLL in its Permitted Discretion, (vi) the Indebtedness under any such promissory note shall be Subordinated Debt subject to, and DARR Global shall execute in favor of DLL, a Subordination Agreement reasonably acceptable to DLL in its Permitted Discretion, provided that, DLL shall agree in any such Subordination Agreement to permit the payment by Borrower of regularly scheduled payments of principal and interest as provided for under any such promissory note absent the occurrence and continuance of an Event of Default and (vii) any such promissory note shall bear a legend reasonably acceptable to DLL in its Permitted Discretion indicating that such promissory note is subject to the subordination agreement in favor of DLL described in the foregoing clause (vi) and (viii) DARR Global shall execute and deliver to Borrower at the time any such promissory note is issued a written agreement providing that upon the issuance of such promissory note, the DARR Management Agreement will be terminated in full and all of the obligations of Westwood Computer Corporation to DARR Global thereunder shall be deemed to have been satisfied in full.

Borrower shall not make any payments of any kind, whether or principal, interest or otherwise and whether regularly scheduled, upon maturity or acceleration or otherwise, in respect of any such Indebtedness for borrowed money existing from time to time owing to any Affiliate, shareholder (or former shareholder), employee (or former employee), officer (or former officer) or director (or former director) of any Borrower entity, or any relative of any of the foregoing, unless and except as and if expressly permitted pursuant to the Subordination Agreement executed between such insider/affiliated creditor and DLL; provided however that, notwithstanding anything to the contrary contained in the foregoing, (x) DLL shall not require, and Borrower shall not be obligated to obtain or deliver, a Subordination Agreement from Joyce Tischler regarding the Indebtedness owing to Joyce Tischler pursuant to that certain Separation Agreement dated April 16, 2004 between Joyce Tischler and Westwood Computer Corporation (“Tischler Separation Indebtedness”) and such Tischler Separation Indebtedness shall be permitted under this Agreement regardless of the fact that it is not Subordinated Debt and (y) Borrower may, at any time and from time to time as it may elect, make payments to Joyce Tischler in such amounts as Borrower may elect (including any regularly scheduled payment thereof or any full or partial prepayment thereof) so long as, at the time of any such proposed payment and after giving effect thereto, no Default or Event of Default shall have occurred and remain outstanding and no such Default or Event of Default would occur as a result of the making of such proposed payment.

NEGATIVE COVENANTS (SECTION 6.2):

Permitted Loans and Investments (Section 6.2.2):

Loans and advances to employees in the ordinary course of Borrower’s business consistent with past practices provided that the outstanding principal amount of any such individual loan or advance at any time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) and that the aggregate principal amount of all such loans and advances outstanding at any one time shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

Intercompany loans owing from one Borrower entity to another Borrower entity and guarantees by one Borrower entity of any Indebtedness of another Borrower entity permitted to be outstanding under Section 6.2, in each case in the ordinary course of business consistent with the past practices of the Borrower entities.

Investments by any Borrower entity in any of the following: (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof

Permitted Dividends and Distributions (Section 6.2.3):

At any time, dividends may be paid by any wholly-owned direct or indirect Subsidiary of Borrower (including any such wholly-owned Subsidiary of a Borrower entity that is also a Borrower entity hereunder) to its parent Borrower (and/or to any intermediate wholly-owned direct or indirect Subsidiary of such parent Borrower).

Borrower may also make other distributions and dividends to its shareholders so long as both prior and after giving effect to any such distribution or dividend, no Event of Default, or event that with the passage of time or giving of notice or both with become an Event of Default, has occurred and is continuing or will occur, and, without limiting the generality of the foregoing, Borrower is and will be and remain in compliance with the financial covenants set forth in Section 6.1.13 above.

Existing Guarantees as of the Closing Date (Section 6.2.5):

NONE

Maximum Permitted Compensation to Executives, Officers and Directors (Section 6.2.9):

Notwithstanding anything to the contrary in Section 6.2.9 of the Agreement, no such limitation on compensation to executives, officers and directors shall be effective so long as all such compensation shall be paid in the ordinary course of business consistent with past practices or as may be approved from time to time by the compensation committee of Emtec Parent.

Capital Expenditures (Section 6.2.10).

Borrower and its Subsidiaries shall not make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower and its Subsidiaries in any fiscal year would exceed One Million Five Hundred Thousand Dollars ($1,500,000). If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder by means of a joinder, amendment or other modification hereto, compliance with the provisions of Section 6.2.10 of the Agreement shall be computed on a consolidated basis for all Borrower entities taken as a whole.

Indebtedness (Section 6.2.11):

If from time to time more than one Person is named as the Borrower above, or hereafter becomes a Borrower hereunder by means of a joinder, amendment or other modification hereto, compliance with the provisions of Section 6.2.11 of the Agreement shall be computed on a consolidated basis for all Borrower entities taken as a whole.

Purchase Money Indebtedness (including Capital Leases) for Capital Expenditures:

One Million Five Hundred Thousand Dollars ($1,500,000) outstanding at any one time.

Other Specific Indebtedness:	Intercompany loans owing from one Borrower entity to another
Borrower entity in the ordinary course of business consistent with the past practices of the Borrower entities.

Indebtedness owing to Wachovia Bank, National Association, in connection with that certain standby letter of credit
#SM215639W issued by Wachovia for the account of Borrower
to beneficiary Vandergrand Properties Co., L.P. in the face
amount of $150,000 (or any similar letter of credit issued in the same face amount to such beneficiary in replacement of or
substitution for this specified letter of credit).

Indebtedness owing to MRA Systems, Inc. (d/b/a GE Access)
with respect to any Inventory of Borrower purchased from and financed by MRA Systems, Inc. (d/b/a GE Access) but only so
long as such MRA Intercreditor Agreement shall remain in full force and effect among the parties thereto.

The Tischler Separation Indebtedness as described and provided for in Section 6.1.15 above.

Affiliate Transaction (Section 6.2.12):

Intercompany loans owing from one Borrower entity to another Borrower entity and guarantees by one Borrower entity of any Indebtedness of another Borrower entity permitted to be outstanding under Section 6.2.11, in each case to the extent permitted by Section 6.2.2 and 6.2.11.

Intercompany sales and other transfers of inventory from one Borrower entity to another Borrower entity in the ordinary course of business consistent with the past practices of the Borrower entities.

Westwood Computer Corporation may continue to pay management fees to Darr Global Holdings, Inc. as provided for under that certain Management Services Agreement dated April 16, 2004 between Westwood Computer Corporation and Darr Global Holdings, Inc. so long as both prior and after giving effect to any such payment, no Event of Default, or event that with the passage of time or giving of notice or both with become an Event of Default, has occurred and is continuing or will occur, and, without limiting the generality of the foregoing, Borrower is and will be and remain in compliance with the financial covenants set forth in Section 6.1.13 above.

Borrower may continue to make rental payments to Affiliates with respect to business locations leased from such Affiliates as described in the 10-K Annual Report for the Fiscal Year ending August 31, 2005 filed by Emtec Parent.

Issuance of Stock (Section 6.2.19)

Emtec Parent may issue additional shares of capital stock without the prior written approval of DLL so long as (i) neither the issuance of such stock nor the consummation of the transactions related to such issuance (including any underwriting or sale thereof) will not result in a “Change of Control” event prohibited by Section 7.1(n) of the Agreement and (ii) no such capital stock so issued shall consist of stock which is subject to (x) a mandatory redemption or “put” right in favor of the holders thereof or (y) a mandatory dividend the payment of which is required, in each case if the rights to receive payments in respect of such mandatory redemption or “put” rights or mandatory dividend will mature and such payments will be due and payable prior to the expiration of the Term of this Agreement as in effect when such stock is issued (provided that, for the avoidance of doubt, the terms of the foregoing clause (y) shall not be deemed to include or prohibit the issuance of any class of stock that provides for a stated or fixed dividend, even if such dividends shall accrue and be cumulative if unpaid, so long as the rights of the holders of such stock to receive such dividend shall mature and such dividend shall be payable only if, when and as declared by the Board of Directors of Emtec Parent).

DEFAULT AND REMEDIES (SECTION 7):

           Judgments (Section 7.1(i)): Any judgment in an amount large enough that the payment or satisfaction thereof could result in a Material Adverse Effect.

           Change of Control Restrictions (Section 7.1(n)): A prohibited Change of Control shall occur under Section 7.1(n) of the Agreement upon the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding Dinesh Desai and/or Keith R. Grabel and/or Mary Margaret Grabel (the “Permitted Investors”), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than [twenty percent (20%) of the outstanding common interests of Emtec Parent, or (b) the board of directors of Emtec Parent shall cease to consist of a majority of Continuing Directors (as defined below; or (e) Emtec Parent shall cease to own and control, directly or indirect, one hundred percent (100%) of all of the equity interests of each other Borrower entity. “Continuing Directors” shall mean the directors of Emtec Parent on the Closing Date and each other director of Emtec Parent, if, in each case, such other director’s nomination for election to the board of directors of Emtec Parent is recommended by at least 66 % of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of the Parent.

BORROWER REPORTING REQUIREMENTS (SECTION 9.1(b))

Borrower shall deliver the following reports and information to DLL within the time periods specified below:

          (a)           in connection with each request by Borrower for a Revolving Credit Loan and in any event, no less frequently than on a weekly basis, DLL’s standard form collateral and loan report, which shall be accompanied by accounts receivable certifications and notice of assignment documents and cash receipt and revenue reports as required by DLL from time to time (collectively, each a “Borrowing Base Certificate”).

          (b)           upon DLL’s reasonable request, copies of sales journals, cash receipt journals, and deposit slips, copies of all sales or services invoices, customer statements and credit memoranda issued, remittance advices and reports, evidence of billing and copies of shipping and delivery documents.

          (c)           [RESERVED].

          (d)           within fifteen (15) days after the end of each month, (1) monthly agings (aged from invoice date) and reconciliations of Receivables (with listings of concentrated accounts), (2) monthly agings (aged from invoice date) of accounts payable, with outstanding and held check registers, and (3) monthly perpetual inventory reports for the Inventory valued on a first in, first out basis at the lower of cost or market.

          (e)           within thirty (30) days after the end of each month which is not also the last month in a fiscal quarter or fiscal year, unaudited consolidated and consolidating financial statements for Borrower and its Consolidated Subsidiaries with respect to the prior month and the year-to-date period ending as of such month with comparative figures for the same monthly and year to date periods in the prior fiscal year (as available), certified by a senior financial officer of Borrower as fairly representing the financial condition of Borrower and having been prepared on a basis consistent with such statements prepared in prior months in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments prepared.

          (f)           within forty-five (45) days after the end of each quarter which is not also the last quarter in a fiscal year, unaudited consolidated and consolidating financial statements for Borrower and its Consolidated Subsidiaries, with respect to the prior month and the year-to-date period ending as of such month, certified by a senior financial officer of Borrower of Borrower and any subsidiaries of Borrower (if any) as fairly representing the financial condition of Borrower and having been prepared on a basis consistent with such statements prepared in prior months in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments prepared, provided that, if Emtec Parent shall obtain a valid extension of the time to file its 10-Q report for such quarter with the SEC, the deadline hereunder for delivery of the financial statements required under this paragraph shall be extended through the last day of such extension.

          (g)           within ninety (90) days after the end of each fiscal year of Borrower, audited annual consolidated and consolidating financial statements for Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, including balance sheets, income and cash flow statements, and including comparative figures for the prior fiscal year, accompanied by the unqualified report thereon of independent certified public accountants reasonably acceptable to DLL, provided that, if Emtec Parent shall obtain a valid extension of the time to file its 10-K report for such fiscal year with the SEC, the deadline hereunder for delivery of the financial statements required under this paragraph shall be extended through the last day of such extension. Borrower shall also deliver to DLL promptly upon receipt thereof any and all audit committee report(s) or management letter(s) (as applicable) provided by such accountants to the audit committee of Emtec Parent or Emtec Parent’s management (as applicable) in connection with the annual review of Borrower’s financial statements

          (h)          prior to the end of each fiscal year, projections of Borrower annual financial statements and operating budgets (including income statement, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower.

          (i)          within ten (10) Business Days of the filing thereof, copies of Borrower signed federal income tax return of Borrower for each tax year.

          (j)           such certificates relating to the foregoing as DLL may request, including, without limitation, a monthly certificate from the chief financial officer and another senior financial officer of Borrower (“Compliance Certificate”) showing Borrower's compliance with each of the financial covenants set forth in this Agreement, and stating whether any Event of Default, or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and if so, the steps being taken with respect thereto, and such other certificates relating to the reporting requirements set forth in this Section 9.1 as DLL shall request. All reports or financial statements submitted by Borrower shall be in reasonable detail and shall be certified by the principal financial officer of Borrower as being true and correct.

          (k)           Borrower shall make available to DLL (including by filing with the SEC on the expectation that the SEC will promptly make such filing publicly available) Emtec Parent’s SEC Form 10-Q within forty-five (45) days after the end of each fiscal quarter and SEC Form 10-K within ninety (90) days after the end of each fiscal year, provided that, if Emtec Parent shall obtain a valid extension of the time to file any such 10-Q report or 10-K report with the SEC, the deadline hereunder for delivery of such report shall be extended through the last day of such extension, and Borrower shall also provide DLL with copies of each other filing or report filed by Emtec Parent with the Securities and Exchange Commission within five (5) days of the filing thereof.

TERM (SECTION 9.2):

The term of this Agreement shall be two (2) years from the date hereof (the “Term”), unless earlier terminated as provided in Section 7 or 9.2 above or elsewhere in this Agreement.

TERMINATION FEE (SECTION 9.2):
[RESERVED]

DISBURSEMENT (SECTION 9.11):

Unless and until Borrower otherwise directs DLL in writing (which instructions may relate to one loan or to future loans generally), all loans shall be wired to Borrower's following operating account:

Name of Bank:	Wachovia Bank, National Association

Address of Bank:	1525 West WT Harris Blvd, Charlotte, NC 28262\

ABA Tracking Number:	021200025

Account Number:	2100011513853

Account Name:	MAIN OPERATING / DISBURSEMENT ACCOUNT

BORROWING AGENT (SECTION 9.29):

          Emtec, Inc. (the Delaware corporation)

ADDITIONAL PROVISIONS AND COVENANTS:

Post Closing Conditions and Covenants.

          Borrower and DLL acknowledge that as of the Closing Date, Borrower was unable to satisfy certain of the conditions precedent to closing set forth in Section 4.1 of this Agreement and that, as a result of Borrower’s inability to immediately take such actions and/or deliver such documents and/or otherwise fulfill such conditions, Borrower may fail to be in compliance with certain of the other covenants and provisions of this

Agreement and the other Loan Documents. Borrower and DLL acknowledge that they have agreed to establish fixed time periods for the satisfaction of such conditions precedent under Section 4.1 and for Borrower to come into compliance with those other related covenants and provisions. Therefore, as a condition to the effectiveness of this Agreement, Borrower and DLL hereby agree that, notwithstanding anything to the contrary set forth in this Agreement or any Loan Document, specifically including without limitation anything set forth in Section 4.1 of this Agreement, Borrower shall fulfill the following conditions (the “Post Closing Conditions”) within the respective time periods set forth below:

          A:           Within sixty (60) days following the Closing Date, Borrower shall deliver to DLL the landlord waiver required under item #1 in Section 4.1 of this Schedule above with respect to the location in Suwanee, GA provided that, if Borrower shall be unable to deliver such landlord waiver within such time period despite using its commercially reasonable best efforts to satisfy this requirement, and if DLL determines that it is reasonably likely that Borrower will be able to obtain such landlord waiver within a reasonably short period of time following the expiration of such sixty (60) day period, DLL shall extend such deadline by the reasonably anticipated additional time needed to obtain the applicable waiver. Notwithstanding anything to the contrary contained in the foregoing, Borrower acknowledges that if Borrower is unable to provide such landlord waiver by the end of such sixty (60) day period, then, regardless of whether such sixty (60) day period may have been extended with respect to such location in accordance with the proviso of the foregoing sentence, DLL may in its Permitted Discretion establish appropriate Loan Reserves with respect to up to three (3) months of the rent and any other obligations owing or to become owing to the landlord for such location.

          B:           Within thirty (30) days following the Closing Date, Borrower shall deliver to DLL copies of the subordinated promissory notes issued by Westwood Computer Corporation and Emtec Viasub LLC in favor of Darr Westwood LLC and the subordinated promissory note issued by Westwood Computer Corporation in favor of Four Kings Management LLC, in each case as described Item #4(b) in Section 4.1 of this Schedule, showing that the legends required pursuant to the respective Subordination Agreements executed by each of Darr Westwood LLC and Four Kings Management LLC have been added thereto.

          C:           Within thirty (30) days following the Closing Date, Borrower shall deliver to DLL (i) one or more original stock certificates (together with corresponding stock powers undated and executed in blank) representing all of the shares of capital stock of Emtec, Inc. (the New Jersey corporation) pledged to DLL by Emtec Parent under the Collateral Pledge Agreement dated as of the Closing Date executed by Emtec Parent in favor of DLL and (ii) one or more original stock certificates (together with corresponding stock powers undated and executed in blank) representing all of the shares of capital stock of Westwood Computer Corporation pledged to DLL by Emtec Viasub LLC under the Collateral Pledge Agreement dated as of the Closing Date executed by Emtec Viasub LLC in favor of DLL.

          D.           Within sixty (60) days following the Closing Date (unless such date is extended in writing by DLL in the exercise of its Permitted Discretion), Borrower shall execute and deliver, and cause Bank of America to execute and deliver, one or more deposit account control agreements acceptable to DLL in its reasonable discretion which shall provide DLL with “control” (as defined in the Code) with respect to each such Deposit Account of Borrower maintained at Bank of America, provided that, if Borrower, using its commercially reasonable efforts, has not been able to satisfy the requirements of the foregoing clause (i) by such date (including any applicable extension of such date), Borrower may instead comply with the provisions of this paragraph D by closing any and all such Deposit Accounts maintained with Bank of America and transferring all funds previously held therein to one or more Deposit Accounts at PNC Bank, National Association and/or Wachovia Bank, National Association that are subject to such a deposit account control agreements providing DLL with “control” (as defined in the Code) with respect to each such Deposit Account (or to one or more Deposit Accounts with any other bank that will agree to execute such a deposit account control agreement in favor of DLL).

          E.           Within thirty (30) days following the Closing Date, Borrower shall deliver to DLL a good standing certificate with respect to each Borrower entity from each jurisdiction in which such Borrower is qualified to do business as a foreign corporation/entity and for which Borrower did not deliver such a good standing certificate on the Closing Date.

          Borrower and DLL hereby further agree that failure by Borrower to fully comply with and satisfy the provisions of and conditions set forth in this section regarding Post Closing Conditions and Covenants within the respective time periods stated shall constitute an Event of Default under this Agreement and shall entitle DLL to exercise any and all remedies DLL may have under this Agreement or any other Loan Document, at law or in equity as a result of the occurrence of such an Event of Default.

[SIGNATURES ON FOLLOWING PAGE]

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Schedule to Loan and Security Agreement as of the date first set forth above.

Executed under Seal by:

BORROWER:

EMTEC INC. (a Delaware corporation)

Tax I.D. No. 87-0273300

By: Stephen C. Donnelly (SEAL)
Name: Stephen C. Donnelly
Title:      President or Vice President

EMTEC INC. (a New Jersey corporation)

Tax I.D. No. 22-3386933

By: Stephen C. Donnelly (SEAL)
Name: Stephen C. Donnelly
Title:      President or Vice President

EMTEC VIASUB LLC (a Delaware limited liability company)

Tax I.D. No. 68-0614277

By: Stephen C. Donnelly (SEAL)
Name: Stephen C. Donnelly
Title:      President or Vice President

WESTWOOD COMPUTER CORPORATION
(a New Jersey corporation)

Tax I.D. No. 82-1913563

By: Stephen C. Donnelly (SEAL)
Name: Stephen C. Donnelly
Title:      President or Vice President

[Signature Page 1 of 2 to De Lage Landen/Emtech Schedule to Loan Agreement]

DE LAGE LANDEN FINANCIAL SERVICES, INC.

By:  /s/ Michael L. Jordan                    (SEAL)

Name:   Michael L. Jordan

Title:     Credit Process Manager

[Signature Page 2 of 2 to De Lage Landen/Emtech Schedule to Loan Agreement]